Exhibit 4.56

XM Satellite Radio Inc.

9.75% SENIOR NOTES DUE 2014

THIRD SUPPLEMENTAL INDENTURE

Dated as of March 6, 2009

The Bank of New York Mellon

Trustee

THIRD SUPPLEMENTAL INDENTURE, dated as of March 6, 2009, by and among XM Satellite Radio Inc., a Delaware corporation (the “Company”), XM Satellite Radio Holdings Inc., a Delaware corporation (the “Parent Guarantor”), XM Equipment Leasing LLC, a Delaware limited liability company, XM Radio Inc. (the “Subsidiary Guarantors”), and The Bank of New York Mellon, as trustee (the “Trustee”).

WITNESSETH

WHEREAS the Company has executed and delivered to the Trustee an Indenture dated as of May 1, 2006 (as amended and supplemented, the “Indenture”), providing for the issuance of 9.75% Senior Notes due 2014 (the “Notes”);

WHEREAS, in connection with an offer to purchase undertaken by the Company for the Notes (the “Offer to Purchase”), the Company commenced a solicitation of consents from the Holders to certain amendments (the “Proposed Amendments”) to the Indenture set forth in the Offer to Purchase and Solicitation of Consents of the Company dated July 29, 2008 (the “Consent Solicitation Statement”);

WHEREAS, this Third Supplemental Indenture evidences the Proposed Amendments described in the Consent Solicitation Statement;

WHEREAS, Section 9.02 of the Indenture provides, among other things, that with the written consent of Holders of a majority in aggregate principal amount of the Notes outstanding (the “Outstanding Amount”) voting as a single class, the Company may from time to time amend or supplement the Indenture, subject to certain exceptions specified in Section 9.02 of the Indenture;

WHEREAS, on July 29, 2008, the Company mailed or otherwise delivered the Consent Solicitation Statement to each Holder of record as of such date;

WHEREAS, the Holders of a majority of the Outstanding Amount have consented to the amendments effected by this Third Supplemental Indenture in accordance with the provisions of the Indenture;

WHEREAS, this Third Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company; and

WHEREAS, the Company has delivered, or caused to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel meeting the requirements of Sections 9.06, 12.04 and 12.05 of the Indenture and stating that the execution and delivery of this Third Supplemental Indenture is authorized or permitted by the Indenture and that all conditions precedent (including any covenants compliance with which constitutes a condition precedent), if any, provided for in the Indenture relating to this Third Supplemental Indenture have been satisfied.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company, the Parent Guarantor, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

AMENDMENTS

SECTION 1.01 Deletion of Certain Definitions. Sections 1.01 and 1.02 of the Indenture are hereby amended by deleting the definition of each term that is used in the Indenture only in the Sections thereof that are deleted pursuant to Section 1.02 hereof.

SECTION 1.02. Deletion of Certain Sections. Each of the following Sections of the Indenture is hereby amended by deleting the text of such Section in its entirety and replacing such text, in each case, with the words “Intentionally Omitted”:

Section 4.03	Reports

Section 4.04	Compliance Certificate

Section 4.05	Taxes

Section 4.07	Restricted Payments

Section 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Section 4.09	Incurrence of Indebtedness and Issuance of Disqualified Stock

Section 4.10	Asset Sales

Section 4.11	Transactions with Affiliates

Section 4.12	Liens

Section 4.13	Corporate Existence

Section 4.14	Offer to Repurchase Upon Change of Control

Section 4.15	Sale and Leaseback Transactions

Section 4.16	Payments for Consent

Section 4.17	Liquidated Damages Notice

Section 4.18	Changes in Covenants When Notes Rated Investment Grade

Any corresponding provisions reflected in the Notes shall also be deleted and replaced with “Intentionally Deleted.” Effective as of the date hereof, none of the Company, the Parent Guarantor, the Subsidiary Guarantors, the Trustee or any other parties to or beneficiaries of the Indenture or the Notes shall have any rights, obligations or liabilities under such deleted Sections, and such Sections shall not be considered in determining whether a Default or Event of Default has occurred or whether the Company, the Parent Guarantor or the Subsidiary Guarantors has observed, performed and complied with the provisions of the Indenture and the Notes.

SECTION 1.03. Amendment of Certain Provisions in Article 6. Section 6.01 of the Indenture is amended by deleting the text of clauses (c) through (i) in their entirety and inserting “[intentionally omitted]” in lieu of the text of each of these clauses.

ARTICLE 2

MISCELLANEOUS

SECTION 2.01 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Third Supplemental Indenture by the Company, the Parent Guarantor, the Subsidiary Guarantors and the Trustee, this Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Third Supplemental Indenture (whether or not made), unless the context shall otherwise require.

SECTION 2.02 Governing Law; Governance, Etc. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Third Supplemental Indenture shall be governed and construed in accordance with the applicable terms and provisions of the Indenture as amended hereby, which terms and provisions are incorporated herein by reference, as if this Third Supplemental Indenture were the “Indenture” referred to therein.

SECTION 2.03 Trustee Acceptance. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The recitals contained herein shall be taken as the statements of the Company, the Parent Guarantor and the Subsidiary Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

SECTION 2.04 Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.05 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

SECTION 2.06 Terms. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture.

SECTION 2.07 Entire Agreement. This Third Supplemental Indenture, together with the Indenture as amended hereby and the Notes, contains the entire agreement of the parties, and supersedes all other representations, warranties, agreements and understandings between the parties, oral or otherwise, with respect to the matters contained herein and therein.

SECTION 2.08 Benefits of Supplemental Indenture. Nothing in this Third Supplemental Indenture, the Indenture, or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, the Third Supplemental Indenture or the Notes.

SECTION 2.09 Notation on Notes. Pursuant to Section 9.05 of the Indenture, new Notes reflecting the amendments to the Indenture made hereby shall not be issued; however, corresponding changes to the Notes to reflect the amendments made hereby shall be deemed to be made to the Notes as of the date of this Third Supplemental Indenture. The Trustee may, but shall not be required to, place an appropriate notation as to this Third Supplemental Indenture on any Note hereafter authenticated in accordance with Section 9.05 of the Indenture.

SECTION 2.10 Effectiveness of Supplemental Indenture. Notwithstanding anything to the contrary contained herein, this Third Supplemental Indenture shall become effective upon execution hereof by the parties listed on the signature pages hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

XM SATELLITE RADIO INC.

By:	/s/ Patrick L. Donnelly
Name: Patrick L. Donnelly
Title: Secretary

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Name: Patrick L. Donnelly
Title: Secretary

XM EQUIPMENT LEASING LLC

By:	/s/ Patrick L. Donnelly
Name: Patrick L. Donnelly
Title: Secretary

XM RADIO INC.

By:	/s/ Patrick L. Donnelly
Name: Patrick L. Donnelly
Title: Secretary

THE BANK OF NEW YORK MELLON, AS TRUSTEE

By:	/s/ Sherma Thomas
Name: Sherma Thomas
Title: Assistant Treasurer